EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports ARISE Trial Results for AGI-1067

Full study results to be presented at the American College of Cardiology’s Scientific Session

ATLANTA, Ga. - March 19, 2007 - AtheroGenics, Inc. (Nasdaq: AGIX) today announced that its ARISE Phase III clinical study of its lead drug candidate, AGI-1067, did not show a difference from placebo in its composite primary endpoint; however, it did achieve a number of other important predefined endpoints. These endpoints included a reduction in the composite of “hard” atherosclerotic clinical endpoints, composed of cardiovascular death, myocardial infarction (heart attack) and stroke, as well as an improvement in several key diabetes parameters, including glycemic control.

A full description of the ARISE study results will be presented by the ARISE principal investigators, Jean-Claude Tardif, M.D., Director of Research; Professor of Medicine, Montreal Heart Institute; and Marc Pfeffer, M.D., Ph.D., Professor of Medicine, Harvard Medical School; Senior Physician in Cardiology at Brigham and Women’s Hospital, at the Late Breaking Clinical Trials session (Room Hall A) at the American College of Cardiology (ACC) Scientific Session in New Orleans on Tuesday, March 27 at 9:35 a.m. CDT.

While the company is disappointed that the composite primary endpoint was not met, it is encouraged by the positive results demonstrated in a number of disease states. As a result of the review of this data, the company has determined that the further development of AGI-1067 is important and the company currently intends to continue to pursue opportunities for development. The company will continue to review the data of the clinical study to prepare for discussions with the FDA to evaluate development paths forward for the drug.

A preliminary analysis of the safety data indicated that the most common adverse event was diarrhea-related and there was an observed increase in liver function tests in some patients compared to those on standard of care.

About ARISE
The ARISE (Aggressive Reduction of Inflammation Stops Events) trial is a Phase III, double-blind, placebo-controlled trial in over 6100 patients with a recent acute coronary syndrome (ACS). The trial was conducted in 259 cardiac centers in the United States, United Kingdom, Canada and South Africa. The primary endpoint in the ARISE study was to compare the effect of AGI-1067 to placebo on the time to first incidence of a composite of major adverse cardiovascular events (MACE), specifically cardiovascular death, resuscitated cardiac arrest, myocardial infarction, stroke, need for coronary revascularization and admission to hospital for unstable angina

About AtheroGenics, Inc. / AstraZeneca Collaboration
AtheroGenics and AstraZeneca have a worldwide collaboration covering the development and commercialization of AGI-1067. After completion of the final analysis, under the terms of the license and collaboration agreement, AstraZeneca has a 45-day period in which to decide whether or not to continue with the collaboration.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. In addition to AGI-1067, the Company has another clinical-stage development program studying AGI-1096, a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve significant risks and uncertainties, including preliminary summary statements relating to the analysis of AtheroGenics’ ARISE study for AGI-1067 and preliminary summary statements relating to the potential efficacy and safety profile of AGI-1067. These and other statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as “believes,” “intends,” “expects” and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. The preliminary results discussed in this release may not be confirmed upon full analysis of the detailed results of the ARISE study and additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. In addition, our forward-looking statements are subject to a number of factors that could cause actual outcomes to differ materially from those expressed or implied in our forward-looking statements, including that the Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete, or that AstraZeneca could terminate its collaboration agreement with us based on the results of the clinical trial. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics’ Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The risk factors regarding AtheroGenics that are included under the caption “Risk Factors” in AtheroGenics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Media Inquiries	Investor Relations
Mark P. Colonnese	Jayme Maniatis	Lilian Stern
Chief Financial Officer	Schwartz Communication, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770 ext. 6610	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com